Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

M/I HOMES, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule(1)	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate(1)	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	Debt securities	Rule 457(r)
	Debt	Guarantees of debt securities(3)	Rule 457(r)
	Equity	Common shares	Rule 457(r)
	Equity	Preferred shares	Rule 457(r)
	Other	Depositary shares(4)	Rule 457(r)
	Other	Warrants(5)	Rule 457(r)
	Other	Rights(6)	Rule 457(r)
	Other	Stock purchase contracts	Rule 457(r)
	Other	Units	Rule 457(r)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	(7)	(7)	Rule 415(a)(6)(7)	N/A	N/A	$400,000,000	N/A	$51,520.00	S-3	333-232024	June 7, 2019	$51,520.00
	Total Offering Amounts					$400,000,000		(1)
	Total Fees Previously Paid							$51,520.00
	Total Fee Offsets							$0
	Net Fee Due							$0

(1)

In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is deferring payment of all additional registration fees for an additional indeterminate amount of securities being registered hereunder.

(2)

Omitted pursuant to Form S-3 General Instruction II.E. An indeterminate amount of each identified class of securities to be offered at indeterminate prices is being registered pursuant to this registration statement. The securities registered hereunder also include such indeterminate amounts of securities as may be issued upon exercise, conversion or exchange of the securities registered hereunder and such indeterminate amounts of securities as may be issued with respect to the securities registered hereunder to prevent dilution resulting from stock splits, stock dividends or similar transactions. Separate consideration may or may not be received for securities that are issuable upon exercise, conversion or exchange of other securities.

(3)

The guarantees are the full and unconditional guarantee of M/I Homes, Inc.’s obligations under its debt securities by its wholly-owned subsidiaries listed on the following page. No separate consideration will be received for the guarantees. No additional registration fee is payable with respect to the guarantees pursuant to Rule 457(n) under the Securities Act.

(4)	Each depositary share will represent a fractional interest of a preferred share.
(5)	Warrants to purchase debt securities, common shares, preferred shares, depositary shares or units of two or more of those securities.
(6)	Rights evidencing the right to purchase debt securities, common shares, preferred shares or depositary shares.
(7)

The registrant is including in this registration statement $400,000,000 of securities covered by the registrant’s previous Registration Statement on Form S-3 (File No. 333-232024) that remain unsold as of the date hereof. Pursuant to Rule 415(a)(6), such previously paid filing fees of $51,520.00 will continue to be applied to such unsold securities, and the offering of securities under the previous registration statement will be deemed terminated as of the date of effectiveness of this registration statement. The registrant’s previous Registration Statement on Form S-3 (File No. 333-232024), registered an aggregate of $400,000,000 of the types of securities registered on this Registration Statement, all of which remain unsold.